EXHIBIT 99.1
FOR IMMEDIATE RELEASE
CONTACT:	R. Gregory Lewis
(615) 269-1900

J. ALEXANDER’S CORPORATION REPORTS RESULTS
FOR SECOND QUARTER AND FIRST HALF OF 2009 FISCAL YEAR

NASHVILLE, TN., July 28, 2009 -- J. Alexander’s Corporation (NASDAQ: JAX) today reported operating results for the second quarter and first half of 2009.

A summary of the second quarter of 2009 compared to the second period of 2008 follows:

•	Net sales were $34,710,000 as compared to $34,767,000 recorded in the second quarter of 2008.

•	Average weekly same store sales per restaurant declined by 7%.

•	The loss before income taxes was $1,431,000 compared to income before income taxes of $950,000 in the second quarter of 2008.

•
An income tax benefit of $635,000 was recorded for the second quarter of 2009 compared to a tax benefit of $273,000 for the second quarter of 2008.  The benefit for the second quarter of 2008 was due to the effect of lowering the estimated annual effective tax rate for 2008 during that quarter primarily because of lower estimates of pre-tax income for the year.

•
The net loss was $796,000 compared to net income of $1,223,000 in the second period of 2008, and the loss per share was $ .13 compared to diluted earnings per share of $ .18 in the second quarter of 2008.

Commenting on the Company’s results, Lonnie J. Stout II, Chairman, President and Chief Executive Officer, said, “The continuing decline in same store sales, which were down by approximately $2.3 million, coupled with losses in our newer restaurants, were again the primary issues impacting our financial performance.  Labor costs and operating expenses as a percentage of net sales increased and restaurant operating margin decreased significantly due to lower same store sales and the effect of low sales volumes in new restaurants.”

For the second quarter of 2009, J. Alexander’s Corporation recorded average weekly same store sales per restaurant of $83,400, a decrease from $89,700 in the second period of 2008.  The Company’s average weekly sales per restaurant for the second quarter of 2009 were $80,900, down 9.4% from $89,300 posted in the comparable period of 2008.  Same store sales calculations are based on 30 restaurants open for more than 18 months.

J. Alexander’s Corporation had a decline of 7% in average guest counts on a same store basis from the comparable period of 2008.  The average guest check, including alcoholic beverage sales for the quarter, increased by 1% to approximately $24.47.  The effect of menu price increases for the quarter was approximately 1.6% compared to the second period of 2008.

“As we indicated earlier this year, sales are down across all types of markets in which we operate,” Stout observed.  “While we are constantly striving to make improvements in our restaurant operations, we strongly believe that a large part of our revenue issue is related to the economic recession.  Particularly hard hit are the states of Illinois, Michigan and Ohio where we have one-third of our J. Alexander’s restaurants.  These states have some of the highest unemployment rates in the United States.  Florida, where we also have a significant restaurant base, is another state reeling from an ailing economy.  In summary, many of our restaurant locations are in states with the greatest amount of exposure to this recession.”

Cost of sales for the second quarter of 2009 was 31.2% of net sales, up slightly from 31.1% of net sales in the second period of 2008.  While prices for beef and some other commodities were lower in 2009, the cost of sales in the second quarter last year included the settlement of a claim against a prospective vendor which decreased the cost of sales for that period by approximately .5%.  Restaurant labor and related costs as a percentage of net sales rose to 35.5% in the second quarter of 2009 from 32.4% in the corresponding period of 2008.  General and administrative expenses for the second quarter of 2009 increased compared to the second period of 2008 primarily because of a charge to earnings in the quarter related to the expected settlement of litigation in connection with alleged improper administration of the “tip share” pool in the Company’s Overland Park, Kansas restaurant.

For the second quarter of 2009, J. Alexander’s Corporation’s restaurant operating margins (net sales minus total restaurant operating expenses divided by net sales) declined to 5.1 % from 11.5% in the same period of the previous year.  The decrease in the most recent quarter again reflected the negative effects of same store sales declines and the performance of new restaurants.

For the first six months of 2009, J. Alexander’s Corporation recorded net sales of $72,775,000, up from $72,253,000 reported in the first two quarters of 2008.  The Company recorded a net loss of $344,000, or $.05 per share, as compared to net income of $2,799,000, or $.41 per diluted share, posted in the comparable two quarters of 2008.

J. Alexander’s Corporation had weekly average same store sales per restaurant of $87,100 in the first six months of 2009, down 6.5% from $93,200 recorded in the first six months of 2008.  The Company’s average weekly sales per restaurant for the first half of 2009 were $84,800, down 8.7% from $92,900 reported in the same two periods of 2008.

The Company’s average guest count for the first six months of 2009 decreased 6.4% on a same store sales basis from the comparable first half of 2008.  The average guest check, including alcoholic beverage sales, increased by .9%.  The effect of menu price increases for the first two quarters of 2009 was approximately 1.3% compared to the comparable period of the prior year.

Total cost of sales for the first six months of 2009 was 31.3%, down from 31.6% in the same six-month period of 2008.  Restaurant labor and related costs for the first two quarters of the current year climbed to 34.4% of net sales from 31.8% of net sales in the same two periods of 2008.  General and administrative expenses for the first half of 2009 increased to 7% of net sales from 6.8% of net sales in the first two quarters a year earlier.  For the first six months of 2009, J. Alexander’s Corporation had restaurant operating margins of 6.9%, down from 12.3% in the first half of 2008.

Stout said the Company’s current outlook for the restaurant industry and J. Alexander’s Corporation during the remainder of 2009 is generally consistent with earlier views in the year.

“Most segments in our industry are under the negative influences of this economic recession.  I have looked for indicators of a turnaround, but although the quick-service segment is performing relatively well, do not see any signals of a near-term recovery in our segment.  We expect the final two quarters of 2009 will continue to pose challenges for our industry segment, although our sales comparisons do become somewhat easier due to the significant declines we experienced in the last half of 2008.”

Stout noted that while many casual dining restaurants are presently emphasizing value promotions and discount offerings, this strategy “does not appear to have curbed the same store sales declines in any of the upscale concepts.  We believe we can create value offerings without significantly discounting our core menu,” Stout pointed out.  “We are evaluating the potential benefits of several new programs for introduction in the third and fourth quarters of 2009 which we believe could increase the frequency of visits by some of our guests.  However, we believe major discounting and couponing will not build guest counts and would further diminish margins.”

Stout said the Company’s marketing research conducted last year showed that its core guest has not changed since the outset of the recession.  “We believe our core guest requirements are best met by our focus on superior professional service, food quality and the upscale ambiance of our restaurants,” he added.

J. Alexander’s Corporation operates 33 J. Alexander’s restaurants in thirteen states: Alabama, Arizona, Colorado, Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Michigan, Ohio, Tennessee and Texas.  J. Alexander’s is an upscale, contemporary American restaurant known for its wood-fired cuisine.  The Company’s menu features a wide selection of American classics, including steaks, prime rib of beef and fresh seafood, as well as a large assortment of interesting salads, sandwiches and desserts.  J. Alexander’s also has a full-service bar that features an outstanding selection of wines by the glass and bottle.

J. Alexander’s Corporation is headquartered in Nashville, Tennessee.

               This press release contains forward-looking statements that involve risks and uncertainties.  Actual results, performance or developments could differ materially from those expressed or implied by those forward-looking statements as a result of known or unknown risks, uncertainties and other factors.  These risks, uncertainties and factors include the Company’s ability to maintain satisfactory guest count levels and maintain or increase  sales and operating margins in its restaurants under recessionary economic conditions, which may continue indefinitely and which could worsen; conditions in the U.S. credit markets and the availability of bank financing on acceptable terms; changes in business or economic conditions, including rising food costs and product shortages as well as mandated  increases in the minimum wage the Company is required to pay; the effect of  higher gasoline prices or commodity prices, unemployment and other economic factors on consumer demand; availability of qualified employees; increased cost of utilities, insurance and other restaurant operating expenses; potential fluctuations of quarterly operating results due to seasonality and other factors; the effect of hurricanes and other weather disturbances which are beyond the control of the Company; the number and timing of new restaurant openings and the Company’s ability to operate them profitably; competition within the casual dining industry, which is very intense; competition by the Company’s  new restaurants with its existing restaurants in the same vicinity; changes in consumer spending, consumer tastes, and consumer attitudes toward nutrition and health; expenses incurred if the Company is the subject of claims or litigation or increased governmental regulation; changes in accounting standards, which may affect the Company’s reported results of operations; and expenses the Company may incur in order to comply with changing corporate governance and public disclosure requirements of the Securities and Exchange Commission and The NASDAQ Stock Market LLC.  These as well as other factors are discussed in detail in the Company’s filings made with the Securities and Exchange Commission and other communications.

-tables to follow-

J. Alexander's Corporation and Subsidiaries
Consolidated Statements of Operations
(Unaudited in thousands, except per share amounts)

	Quarter Ended		Six Months Ended
	June 28	June 29	June 28	June 29
	2009	2008	2009	2008
Net sales	$34,710	$34,767	$72,775	$72,253
Costs and expenses:
Cost of sales	10,836	10,803	22,789	22,851
Restaurant labor and related costs	12,313	11,253	25,049	22,952
Depreciation and amortization of restaurant property and equipment	1,657	1,445	3,325	2,890
Other operating expenses	8,149	7,267	16,598	14,679
Total restaurant operating expenses	32,955	30,768	67,761	63,372
General and administrative expenses	2,729	2,391	5,077	4,924
Pre-opening expense	—	289	—	333
Operating income	(974)	1,319	(63)	3,624
Other income (expense):
Interest expense	(477)	(427)	(956)	(879)
Interest income	3	41	4	103
Other, net	17	17	31	34
Total other expense	(457)	(369)	(921)	(742)
Income (loss) before income taxes	(1,431)	950	(984)	2,882
Income tax benefit (provision)	635	273	640	(83)
Net income (loss)	$(796)	$1,223	$(344)	$2,799

Earnings (loss) per share:
Basic earnings (loss) per share	$(.13)	$.18	$(.05)	$.42
Diluted earnings (loss) per share	$(.13)	$.18	$(.05)	$.41

Weighted average number of shares:
Basic earnings (loss) per share(1)	6,284	6,674	6,520	6,669
Diluted earnings (loss) per share(1)	6,284	6,879	6,520	6,879

(1) The reduction in the weighted average number of shares in the 2009 periods includes the effect of the repurchase by the Company of 808,000 shares of its common stock on May 22, 2009.

J. Alexander's Corporation and Subsidiaries
Consolidated Statements of Operations
Percentages of Net Sales (Unaudited)

	Quarter Ended		Six Months Ended
	June 28	June 29	June 28	June 29
	2009	2008	2009	2008
Net sales	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Cost of sales	31.2	31.1	31.3	31.6
Restaurant labor and related costs	35.5	32.4	34.4	31.8
Depreciation and amortization of restaurant property and equipment	4.8	4.2	4.6	4.0
Other operating expenses	23.5	20.9	22.8	20.3
Total restaurant operating expenses	94.9	88.5	93.1	87.7
General and administrative expenses	7.8	6.9	7.0	6.8
Pre-opening expense	—	0.8	—	0.5
Operating income	(2.8)	3.8	(0.1)	5.0
Other income (expense):
Interest expense	(1.4)	(1.2)	(1.3)	(1.2)
Interest income	—	0.1	—	0.1
Other, net	—	—	—	—
Total other expense	(1.3)	(1.1)	(1.3)	(1.0)
Income (loss) before income taxes	(4.1)	2.7	(1.4)	4.0
Income tax benefit (provision)	1.8	0.8	0.9	(0.1)
Net income (loss)	(2.3)%	3.5%	(0.5)%	3.9%

Note: Certain percentage totals do not sum due to rounding.

Average Weekly Sales Information:

Average weekly sales per restaurant	$80,900	$89,300	$84,800	$92,900
Percent change	-9.4%		-8.7%

Same store weekly sales per restaurant (1)	$83,400	$89,700	$87,100	$93,200
Percent change	-7.0%		-6.5%

(1)  Includes the thirty restaurants open for more than eighteen months.

J. Alexander's Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited in thousands)

	June 28	December 28
	2009	2008
ASSETS
Current assets
Cash and cash equivalents	$4,086	$2,505
Deferred income taxes	1,098	1,098
Other current assets	6,428	6,839
Total current assets	11,612	10,442

Other assets	1,550	1,455
Property and equipment, net	84,462	86,547
Deferred income taxes	6,459	6,459
Deferred charges, net	738	666
	$104,821	$105,569

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$12,983	$13,018
Long-term debt and capital lease obligations	22,480	20,401
Other long-term liabilities	9,122	8,754
Stockholders’ equity	60,236	63,396
	$104,821	$105,569